Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS SOLID FOURTH QUARTER OPERATING RESULTS
PEMBROKE, BERMUDA, February 5, 2009 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $19.9 million, or $0.39 per diluted share, for the fourth quarter of 2008 compared to net income of $123.0 million, or $2.01 per diluted share, for the fourth quarter of 2007. Net income for the year ended December 31, 2008 was $183.6 million, or $3.59 per diluted share, compared to net income of $469.2 million, or $7.53 per diluted share, for the year ended December 31, 2007.
The company reported record operating income of $141.1 million, or $2.80 per diluted share, for the fourth quarter of 2008 compared to operating income of $118.1 million, or $1.93 per diluted share, for the fourth quarter of 2007. Operating income for the year ended December 31, 2008 was $455.1 million, or $8.90 per diluted share, compared to operating income of $476.0 million, or $7.64 per diluted share, for the year ended December 31, 2007.
President and Chief Executive Officer Scott Carmilani commented, “Allied World has emerged from 2008 as an even stronger company despite it being a very difficult year for insurance companies and the financial sector as a whole. While not immune to the impact of the catastrophe losses for the year, we still managed to generate a very impressive 20.6% operating ROE for 2008 and ended the year with over $2.4 billion in shareholders’ equity, up 8% from year end 2007. In the fourth quarter, we achieved record operating income driven by strong investment income, favorable reserve development and a meaningful contribution from our recently acquired Darwin business.”
Mr. Carmilani continued, “We accomplished these strong results in a year when we made significant investments in our operating platforms and infrastructure, particularly in the United States. These actions combined with our strong capital have helped position us right where we want to be in the market at a time when we believe there are significant opportunities.”

Darwin Acquisition
Allied World completed its acquisition of Darwin Professional Underwriters, Inc. (“Darwin”) on October 20, 2008, and Darwin’s results for the period of October 20, 2008 through December 31, 2008 are included in Allied World’s consolidated results.
Underwriting Results
Gross premiums written were $310.9 million in the fourth quarter of 2008, a 19.5% increase compared to $260.3 million in the fourth quarter of 2007. Net premiums written were $226.5 million in the fourth quarter of 2008, a 19.6% increase compared to $189.4 million in the fourth quarter of 2007. These increases were primarily due to the inclusion of Darwin business and increased writings in our casualty segment by our U.S. offices. Net premiums earned in the fourth quarter of 2008 were $303.0 million, a 5.7% increase compared to $286.6 million in the fourth quarter of 2007.
Gross premiums written were $1,445.6 million for the year ended December 31, 2008, a 4.0% decrease compared to $1,505.5 million for the year ended December 31, 2007. Net premiums written were $1,107.2 million for the year ended December 31, 2008, a 4.0% decrease compared to $1,153.1 million for the year ended December 31, 2007. These decreases were primarily the result of the non-renewal of business that did not meet our underwriting requirements (which included inadequate pricing and/or policy or contract terms and conditions), increased competition and decreasing rates for renewal business in each of our operating segments. Net premiums earned were $1,116.9 million for the year ended December 31, 2008, a 3.7% decrease from net premiums earned of $1,159.9 million for the year ended December 31, 2007, primarily due to lower net premiums written in 2008.
The combined ratio was 76.1% in the fourth quarter of 2008 compared to 81.4% in the fourth quarter of 2007. The loss and loss expense ratio was 47.4% in the fourth quarter of 2008 compared to 58.2% in the fourth quarter of 2007. During the fourth quarter of 2008, the company recorded net favorable reserve development on prior loss years of $90.3 million, a benefit of 29.8 percentage points to the company’s loss and loss expense ratio for the quarter. Of this net favorable development, $15.6 million, $63.8 million and $10.9 million was recognized in our property, casualty and reinsurance segments, respectively. The combined ratio for the year ended December 31, 2008 was 84.2% compared to 81.3% for the year ended December 31, 2007. During the year ended December 31, 2008, the company recorded net favorable reserve development on prior loss years of $280.1 million, a benefit of 25.1 percentage points to the company’s loss and loss expense ratio for the year.

Absent prior year reserve adjustments, the loss and loss expense ratio related to the fourth quarter of 2008 was 77.2% compared to 70.8% for the fourth quarter of 2007. The increase in the current year’s loss and loss expense ratio was primarily due to $35.5 million in net upward reserve adjustments related to 2008 catastrophe events. This included $41.7 million in upward reserve adjustments related to Hurricanes Ike and Gustav, which were partially offset by $6.2 million in downward reserve adjustments related to other 2008 catastrophe events. Absent prior year reserve adjustments, the loss and loss expense ratio related to the year ended December 31, 2008 was 82.5% compared to 69.4% for the year ended December 31, 2007, primarily due to catastrophe losses in 2008.
The company’s expense ratio was 28.7% for the fourth quarter of 2008 compared to 23.2% for the fourth quarter of 2007. The expense ratio was 26.8% for the year ended December 31, 2008 compared to 22.5% for the year ended December 31, 2007. As part of our ongoing strategic initiatives, the company has significantly expanded its existing U.S. operations. Accordingly, excluding Darwin, the company’s staff count increased to 372 at December 31, 2008 from 300 at December 31, 2007, and the company also increased its expenditures for rent and related costs, professional fees and system improvements over the same period. Including Darwin, the company’s total staff count was 560 at December 31, 2008.
Investment Results
Net investment income in the fourth quarter of 2008 was $82.6 million, an increase of 9.8% from the $75.2 million of net investment income in the fourth quarter of 2007. For the year ended December 31, 2008, net investment income was $308.8 million, an increase of 3.6% over the $297.9 million of net investment income for the year ended December 31, 2007.
During the fourth quarter of 2008, the company recorded $125.4 million in net unrealized gains in accumulated other comprehensive income on its December 31, 2008 balance sheet and net realized investment losses of $120.0 million in its fourth quarter 2008 statement of operations. The net unrealized gains of $125.4 million were predominately due to a decline in interest rates during the quarter. The $120.0 million in net realized losses for the fourth quarter 2008 includes $38.2 million in losses from the mark-to-market of the company’s alternative investment portfolio and $100.6 million in losses from other-than-temporary impairments. Partially offsetting these losses for the fourth quarter of 2008, the company recorded $18.8 million in gains from the sales of securities.

Shareholders’ Equity
As of December 31, 2008, shareholders’ equity was $2.4 billion, an increase of 7.9%, compared to $2.2 billion reported as of December 31, 2007. The increase was primarily the result of net income for the year ended December 31, 2008 of $183.6 million.
The company’s annualized net income return on average shareholder’s equity for the quarter and year ended December 31, 2008 was 3.4% and 8.3%, respectively. The company’s annualized operating return on average shareholder’s equity for the quarter and year ended December 31, 2008 was 24.5% and 20.6%, respectively.
As of December 31, 2008, diluted book value per share was $46.05, an increase of 8.3%, compared to $42.53 as of December 31, 2007.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of December 31, 2008. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the fourth quarter of 2008 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Conference Call
Allied World will host a conference call on Friday, February 6, 2009 at 8:30 a.m. (Eastern Time) to discuss its fourth quarter and year ended December 31, 2008 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (800) 510-0178 (U.S. and Canada callers) or (617) 614-3450 (international callers) and entering the passcode 26882336 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, February 20, 2009 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 19916521. In addition, the webcast will remain available online through Friday, February 20, 2009 at www.awac.com.

Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and risk premium movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the ability to recognize the benefits of the Darwin acquisition; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions including those related to the ongoing financial crisis; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward- looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenues:
Gross premiums written	$310,945	$260,301	$1,445,584	$1,505,509
Premiums ceded	(84,442)	(70,919)	(338,356)	(352,399)

Net premiums written	226,503	189,382	1,107,228	1,153,110
Change in unearned premiums	76,481	97,216	9,677	6,832

Net premiums earned	302,984	286,598	1,116,905	1,159,942

Net investment income	82,583	75,214	308,775	297,932
Net realized investment (losses)/gains	(120,047)	4,544	(272,851)	(7,617)
Other income	746	—	746	—

Total revenue	266,266	366,356	1,153,575	1,450,257

Expenses:
Net losses and loss expenses	143,531	166,874	641,122	682,340
Acquisition costs	30,849	28,693	112,569	118,959
General and administrative expenses	56,115	37,956	186,560	141,641
Interest expense	10,205	9,511	38,743	37,848
Foreign exchange loss/(gain)	1,230	(405)	(1,421)	(817)

Total expenses	241,930	242,629	977,573	979,971

Income before income taxes	24,336	123,727	176,002	470,286
Income tax expense/(recovery)	4,484	712	(7,633)	1,104

NET INCOME	$19,852	$123,015	$183,635	$469,182

PER SHARE DATA:
Basic earnings per share	$0.40	$2.11	$3.75	$7.84
Diluted earnings per share	$0.39	$2.01	$3.59	$7.53

Weighted average common shares outstanding	49,028,249	58,247,755	48,936,912	59,846,987
Weighted average common shares and common share equivalents outstanding	50,366,814	61,133,206	51,147,215	62,331,165

Dividends declared per share	$0.18	$0.18	$0.72	$0.63

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	December 31,	December 31,
	2008	2007
ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2008: $5,872,031; 2007: $5,595,943)	$6,032,029	$5,707,143
Other invested assets available for sale, at fair value (cost: 2008: $89,229; 2007: $291,458)	55,199	322,144
Equity securities, at fair value	21,329	—
Other invested assets, at fair value	48,573	—

Total investments	6,157,130	6,029,287
Cash and cash equivalents	655,828	202,582
Restricted cash	50,439	67,886
Securities lending collateral	171,026	147,241
Insurance balances receivable	347,941	304,499
Prepaid reinsurance	192,582	163,836
Reinsurance recoverable	888,314	682,765
Accrued investment income	50,671	55,763
Deferred acquisition costs	135,780	108,295
Goodwill	268,532	—
Intangible assets	71,410	3,920
Balances receivable on sale of investments	12,371	84,998
Net deferred tax assets	22,452	4,881
Other assets	47,603	43,155
Total assets	$9,072,079	$7,899,108

LIABILITIES:
Reserve for losses and loss expenses	$4,576,828	$3,919,772
Unearned premiums	930,358	811,083
Unearned ceding commissions	49,599	28,831
Reinsurance balances payable	95,129	67,175
Securities lending payable	177,010	147,241
Balances due on purchase of investments	—	141,462
Syndicated loan	243,750	—
Senior notes	498,796	498,682
Accounts payable and accrued liabilities	83,747	45,020
Total liabilities	$6,655,217	$5,659,266

SHAREHOLDERS’ EQUITY:
Common shares, par value $0.03 per share: issued and outstanding 2008: 49,036,159 ; 2007: 48,741,927 shares	$1,471	$1,462
Additional paid-in capital	1,314,785	1,281,832
Retained earnings	994,974	820,334
Accumulated other comprehensive income, net of tax	105,632	136,214

Total shareholders’ equity	$2,416,862	$2,239,842

Total liabilities and shareholders’ equity	$9,072,079	$7,899,108

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended December 31, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$52,020	$248,676	$10,249	$310,945
Net premiums written	33,541	182,833	10,129	226,503
Net premiums earned	43,126	158,368	101,490	302,984
Other income	—	746	—	746
Net losses and loss expenses	(33,661)	(48,047)	(61,823)	(143,531)
Acquisition costs	(1,941)	(8,947)	(19,961)	(30,849)
General and administrative expenses	(8,593)	(35,875)	(11,647)	(56,115)

Underwriting (loss) income	(1,069)	66,245	8,059	73,235
Net investment income				82,583
Net realized investment losses				(120,047)
Interest expense				(10,205)
Foreign exchange loss				(1,230)

Income before income taxes				$24,336

GAAP Ratios:
Loss and loss expense ratio	78.1%	30.3%	60.9%	47.4%
Acquisition cost ratio	4.5%	5.6%	19.7%	10.2%
General and administrative expense ratio	19.9%	22.7%	11.5%	18.5%

Combined ratio	102.5%	58.6%	92.1%	76.1%

Quarter Ended December 31, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$72,497	$142,941	$44,863	$260,301
Net premiums written	38,941	105,620	44,821	189,382
Net premiums earned	43,403	112,422	130,773	286,598
Net losses and loss expenses	(35,377)	(53,171)	(78,326)	(166,874)
Acquisition costs	(260)	(3,271)	(25,162)	(28,693)
General and administrative expenses	(9,844)	(18,439)	(9,673)	(37,956)

Underwriting (loss) income	(2,078)	37,541	17,612	53,075
Net investment income				75,214
Net realized investment gains				4,544
Interest expense				(9,511)
Foreign exchange gain				405

Income before income taxes				$123,727

GAAP Ratios:
Loss and loss expense ratio	81.5%	47.3%	59.9%	58.2%
Acquisition cost ratio	0.6%	2.9%	19.2%	10.0%
General and administrative expense ratio	22.7%	16.4%	7.4%	13.2%

Combined ratio	104.8%	66.6%	86.5%	81.4%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Year Ended December 31, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$327,490	$687,954	$430,140	$1,445,584
Net premiums written	169,887	508,960	428,381	1,107,228
Net premiums earned	173,790	478,578	464,537	1,116,905
Other income	—	746	—	746
Net losses and loss expenses	(182,244)	(209,739)	(249,139)	(641,122)
Acquisition costs	(1,948)	(19,658)	(90,963)	(112,569)
General and administrative expenses	(39,290)	(103,720)	(43,550)	(186,560)

Underwriting (loss) income	(49,692)	146,207	80,885	177,400
Net investment income				308,775
Net realized investment losses				(272,851)
Interest expense				(38,743)
Foreign exchange gain				1,421

Income before income taxes				$176,002

GAAP Ratios:
Loss and loss expense ratio	104.9%	43.8%	53.6%	57.4%
Acquisition cost ratio	1.1%	4.1%	19.6%	10.1%
General and administrative expense ratio	22.6%	21.7%	9.4%	16.7%

Combined ratio	128.6%	69.6%	82.6%	84.2%

Year Ended December 31, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$391,017	$578,433	$536,059	$1,505,509
Net premiums written	176,420	440,802	535,888	1,153,110
Net premiums earned	180,458	475,523	503,961	1,159,942
Net losses and loss expenses	(105,662)	(275,815)	(300,863)	(682,340)
Acquisition costs	114	(17,269)	(101,804)	(118,959)
General and administrative expenses	(34,185)	(68,333)	(39,123)	(141,641)

Underwriting income	40,725	114,106	62,171	217,002
Net investment income				297,932
Net realized investment losses				(7,617)
Interest expense				(37,848)
Foreign exchange gain				817

Income before income taxes				$470,286

GAAP Ratios:
Loss and loss expense ratio	58.6%	58.0%	59.7%	58.8%
Acquisition cost ratio	(0.1%)	3.6%	20.2%	10.3%
General and administrative expense ratio	18.9%	14.4%	7.8%	12.2%

Combined ratio	77.4%	76.0%	87.7%	81.3%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net income	$19,852	$123,015	$183,635	$469,182
Net realized investment losses/(gain)	120,047	(4,544)	272,851	7,617
Foreign exchange loss/(gain)	1,230	(405)	(1,421)	(817)

Operating income	$141,129	$118,066	$455,065	$475,982

Weighted average common shares outstanding:
Basic	49,028,249	58,247,755	48,936,912	59,846,987
Diluted	50,366,814	61,133,206	51,147,215	62,331,165

Basic per share data:
Net income	$0.40	$2.11	$3.75	$7.84
Net realized investment losses/(gain)	2.45	(0.07)	5.58	0.12
Foreign exchange loss/(gain)	0.03	(0.01)	(0.03)	(0.01)

Operating income	$2.88	$2.03	$9.30	$7.95

Diluted per share data
Net income	$0.39	$2.01	$3.59	$7.53
Net realized investment losses/(gain)	2.39	(0.07)	5.33	0.12
Foreign exchange loss/(gain)	0.02	(0.01)	(0.02)	(0.01)

Operating income	$2.80	$1.93	$8.90	$7.64

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	December 31,	December 31,
	2008	2007
Price per share at period end	$40.60	$50.17

Total shareholders’ equity	2,416,862	2,239,842

Basic common shares outstanding	49,036,159	48,741,927

Add: unvested restricted share units	971,907	820,890

Add: Performance based equity awards	1,345,903	886,251

Add: dilutive options/warrants outstanding	6,371,151	6,723,875
Weighted average exercise price per share	$33.38	$33.62
Deduct: options bought back via treasury method	(5,237,965)	(4,506,182)

Common shares and common share equivalents outstanding	52,487,155	52,666,761

Basic book value per common share	$49.29	$45.95
Diluted book value per common share	$46.05	$42.53

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Opening shareholders’ equity	$2,272,828	$2,612,775	$2,239,842	$2,220,084
Add/deduct: accumulated other comprehensive loss/(income)	19,775	(62,917)	(136,214)	(6,464)

Adjusted opening shareholders’ equity	2,292,603	2,549,858	2,103,628	2,213,620

Closing shareholders’ equity	$2,416,862	$2,239,842	$2,416,862	$2,239,842
Deduct: accumulated other comprehensive income	(105,632)	(136,214)	(105,632)	(136,214)

Adjusted closing shareholders’ equity	2,311,230	2,103,628	2,311,230	2,103,628

Average shareholders’ equity	$2,301,917	$2,326,743	$2,207,429	$2,158,624

Net income available to shareholders	$19,852	$123,015	$183,635	$469,182
Annualized net income available to shareholders	79,408	492,060	183,635	469,182

Annualized return on average shareholders’ equity — net income available to shareholders	3.4%	21.1%	8.3%	21.7%

Operating income available to shareholders	$141,129	$118,066	$455,065	$475,982
Annualized operating income available to shareholders	564,516	472,264	455,065	475,982

Annualized return on average shareholders’ equity - operating income available to shareholders	24.5%	20.3%	20.6%	22.1%

SOURCE Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com
Website: www.awac.com